Exhibit 99.1

CannaVest Corp. Reports Financial Results for the third quarter of fiscal 2015

Las Vegas, Nevada, November 17, 2015 – CannaVest Corp. (OTCBB:CANV) (the “Company”, “CannaVest”, “our” or “we”) is reporting financial results for the third quarter of fiscal 2015.

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Financial Highlights
GAAP Measures:
Product Sales, net	$4,151,180	$1,859,961	$9,279,117	$7,497,616
Net Income	$(989,549)	$(482,129)	$(5,641,426)	$7,439,884
Earnings Per Share - basic and diluted	$(0.03)	$(0.01)	$(0.16)	$0.24
Non-GAAP Measures (unaudited):
EBITDA	$(656,801)	$(248,182)	$(4,858,498)	$8,724,511
Adjusted EBITDA	$343,271	$(248,182)	$(2,137,620)	$863,757

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A reconciliation and explanation of GAAP measures to non-GAAP measures is provided later in this release.

“CannaVest continues to be the market leader in distributing bulk cannabidiol (“CBD”) oil and CBD-based products,” stated Michael Mona, Jr., chairman and CEO of CannaVest. “Distribution of our branded products continues to expand as we added 120 new retail locations during the third quarter, increasing our retail store penetration to 240 locations at September 30, 2015. Our leadership in educating the market about CBD as a dietary supplement, beauty care product, and, as an ingredient for numerous other products from pet foods, vape products and specialty beverages, continues to grow” continued Mr. Mona. “We made excellent progress with sales of $4.2 million for the three months ended September 30, 2015 compared to sales of $1.9 million for the third quarter of 2014. The third quarter of 2015 result included EBITDA and Adjusted EBITDA of ($656,801) and $343,271, respectively, for the three months ended September 30, 2015.”

Business Highlights

•	Continued penetration of $35 billion U.S. Natural Products sales channel. The Company continued its marketing efforts to this sales channel during the third quarter and achieved placement in over 240 stores by September 30, 2015. We are expanding our education and marketing efforts in partnership with our broker relationships to further expand this sales channel.
•	Settlement of Pending Litigation. In July 2015, we entered into a Settlement Agreement with Medical Marijuana, Inc. and its affiliated companies (“MJNA Parties”) to resolve all pending litigation. The settlement terms include a payment of $750,000 from the MJNA Parties to CannaVest which is included in the Company’s Condensed Consolidated Statements of Operations for the three months ended September 30, 2015.
•	Infrastructure Investment. During the third quarter we continued our infrastructure investment which includes our new SAP Enterprise Resource Planning system and enhanced ecommerce marketing efforts.

Operating Results for the three and nine months ended September 30, 2015 and 2014

The Company’s net loss for the three months ended September 30, 2015 was $989,549 or ($0.03) per share (basic and diluted), compared to net loss of $482,129, or ($0.01) per share (basic and diluted) for the three months ended September 30, 2014. There are significant non-cash transactions that caused the year-over-year difference which are explained in the Non-GAAP Financial Measures below.

Selling, general and administrative expenses for the three months ended September 30, 2015 were $4,000,289 compared to $1,350,639 for the three months ended September 30, 2014. The increase is primarily driven by the continued growth of Company operations, with a significant increase in our headcount, implementation costs related to the Company’s new computer systems, an increased reserve for bad debt expense related to notes receivable and increased sales and marketing expense to support our expanded distribution to multiple sales channels. SG&A expense for the three months ended September 30, 2015 includes $1,746,440 of stock-based compensation, a non-cash expense. There was no stock-based compensation expense for the three months ended September 30, 2014.

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Research and development expenses for the three months ended September 30, 2015 were $228,822 compared to $262,065 for the three months ended September 30, 2014. The decrease for the three months ended September 30, 2015 over 2014 relates primarily to a lower employee headcount during the third quarter of 2015. The lower employee headcount relates to several positions that were vacated during the quarter and are in process of being refilled. Research and development expense during the three months ended 2015 includes $7,364 of stock-based compensation, a non-cash expense.

Balance Sheet Highlights

As of September 30, 2015, the Company had cash of approximately $1.1 million. The Company has sufficient cash reserves and access to capital to meet its working capital requirements. Stockholders equity amounted to approximately $22.4 million as of September 30, 2015.

Non-GAAP Financial Measures

The Company reports EBITDA and Adjusted EBITDA to present information about its operating performance and financial position. We currently focus on EBITDA and Adjusted EBITDA to evaluate our business relationships and our resulting operating performance. EBITDA and Adjusted EBITDA are defined as (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We present Adjusted EBITDA because we consider it an important measure of our performance and it is a meaningful financial metric in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain non-cash items and other adjustments. We believe that EBITDA and Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States (“GAAP”), provides useful information to investors regarding our performance for the following reasons:

•	because non-cash equity grants made to employees and non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time, stock-based compensation expense is not a key measure of our operating performance; and
•	revenues and expenses associated with acquisitions, dispositions, equity issuance and related offering costs can vary from period to period and transaction to transaction and are not considered a key measure of our operating performance.

The reconciliation from net income to EBITDA and Adjusted EBITDA, both non-GAAP measures, for the periods presented is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net loss	$(989,549)	$(482,129)	$(5,641,426)	$7,439,884
Interest income	(36,939)	(8,156)	(107,427)	(8,156)
Interest expense	116,509	–	132,633	606,112
Amortization of purchased intangible assets	205,500	205,500	616,500	616,500
Depreciation of property & equipment	47,678	36,603	141,222	70,171
EBITDA	(656,801)	(248,182)	(4,858,498)	8,724,511

EBITDA Adjustments:
Stock-based compensation expense (1)	1,756,786	–	3,477,592	–
Litigation settlement income (4)	(756,714)	–	(756,714)	–
KannaLife Sciences disposition related revenues (2)	–	–	–	(7,899,306)
Allocated loss on KannaLife Sciences equity investment (3)	–	–	–	38,552
Total EBITDA Adjustments	1,000,072	–	2,720,878	(7,860,754)

Adjusted EBITDA	$343,271	$(248,182)	$(2,137,620)	$863,757

(1)	Represents stock-based compensation expense related to stock options and stock grants awarded to employees, consultants and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.
(2)	Represents non-cash revenues related to sale of KannaLife Sciences, Inc. equity investment.
(3)	Represents allocated losses related to KannaLife Sciences investment.
(4)	Represents income from settlement with Medical Marijuana, Inc. (“MJNA”) and certain MJNA parties.

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EBITDA and Adjusted EBITDA are non-GAAP measures and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and EBITDA and Adjusted EBITDA are not measures of net income (loss), operating income or any other performance measure derived in accordance with GAAP.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be consider in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures or contractual requirements;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and
•	EBITDA and Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, the level of capital investment, thus, limiting their usefulness as comparative measures.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us for investment in our business. We compensate for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.

For further discussion of the Company’s financial results for the third quarter of 2015, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.cannavest.com or EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on November 16, 2015.

About CannaVest Corp.

CannaVest Corp. (OTCBB:CANV) is a leader in the procurement and wholesale of the hemp plant extract cannabidiol (CBD), and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. CannaVest resells raw industrial hemp product to third parties, acquired through supply relationships in Europe. CannaVest has primary offices and facilities in Las Vegas, Nevada and San Diego, California. Additional information is available from OTCMarkets.com or by visiting www.cannavest.com.

CannaVest Corp.’s subsidiaries include CannaVest Laboratories, LLC, which facilitates leading research and develops nutraceutical and food products, containing cannabidiol (CBD) oil, and is the developer and manufacturer of CannaVest’s own award winning CBD Simple ™, and US Hemp Oil, LLC, which provides seed procurement, cultivation, processing, and production consultation, and equipment to support U.S. farmers, researchers and businesses to cultivate and process industrial hemp in the U.S.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

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